EXHIBIT 23.1

Consent of Seward & Kissel LLP

We hereby consent to each reference to us and the discussions of advice provided by us under the headings "Risk Factors," "Tax Considerations" and "Legal Matters" in the prospectus that constitutes part of the Registration Statement on Form F-1 of Scorpio Tankers Inc. (the "Registration Statement"), without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
New York, New York
February 16, 2010